Property: Stateline Road (40193) FIRST AMENDMENT TO LEASE THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into as of the 12 day of September, 2017 (the "Effective Date") by and between GPT STATELINE ROAD OWNER LLC, a Delaware limited liability company ("Landlord") and PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation ("Tenant"). BACKGROUND A. Landlord and Tenant are parties to that certain Industrial Lease Agreement dated as of June 30, 2016, as supplemented by that certain Notice of Lease Term Dates dated July 7, 2016 (the "Lease"), whereby Landlord leases to Tenant approximately 198, I 62 square feet (the "Existing Premises") in the building ("Building") located at 1560 E. Stateline Road, Suite 101, Southaven, Mississippi 38671, as more particularly described in the Lease. B. Tenant has exercised its right of first refusal in Section 1 of Exhibit C of the Lease to lease the remaining 175,482 square feet of space in the Building. C. Accordingly, Landlord and Tenant desire to amend the Lease to expand the Existing Premises and amend the Lease, subject to the terms and conditions set forth below. AGREEMENT NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, each intending to be legally bound hereby, agree to amend, and do hereby further amend, the Lease as follows: I. Capitalized Terms. Except as specifically defined in this First Amendment, capitalized terms shall have the same meanings given to such terms in the Lease. 2. Primary Term. The initial Term of the Expansion Premises (as defined below) shall expire on December 14, 2022. For the avoidance of doubt, the Primary Term of the Existing Premises has not been modified and shall expire on September 30, 2021. 3. Demised Premises. a. Commencing as of September 15, 2017 (the "First Expansion Date") and continuing through December 14, 2022 (the "Expansion Premises Expiration Date"), Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, an additional 80,000 square feet of space in the Building, as more particularly shown on Exhibit A attached hereto (the "First Expansion Premises"). b. Commencing as of December 15, 2017 (the "Second Expansion Date") and continuing through the Expansion Premises Expiration Date, Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, the remaining 95,482 square feet of space in the Building (the "Second Expansion Premises") for a total of 175,482 square feet of space in the Building, as more particularly shown on Exhibit A attached hereto (the First Expansion Premises and Second Expansion Premises are collectively referred to as the "Expansion Premises").

c. Except as expressly modified by this First Amendment, (i) all of Landlord's and Tenant's rights, obligations and covenants with respect to the Existing Premises under the Lease shall apply to and exist in full force and effect with regard to the Expansion Premises, (ii) effective as of the First Expansion Date with respect to the First Expansion Premises and as of the Second Expansion Date with respect to the entire Expansion Premises, (A) any and all references to the "Demised Premises" in the Lease shall be deemed to include both the Existing Premises and the First Expansion Premises or Expansion Premises, as applicable, and (B) any and all references to the "Term" in the Lease shall be deemed to refer to both the Term of the Existing Premises and the Term of the Expansion Premises, provided however, the Term of the Existing Premises shall expire on September 30, 2021 and the Term of the Expansion Premises shall expire on December 14, 2022, and (iii) the Demised Premises (including both the Existing Premises and the Expansion Premises) shall be approximately 373,644 square feet in the aggregate.

4. Base Rent for the Expansion Premises. Commencing (i) as of the First Expansion Date, Tenant shall pay to Landlord the Base Rent for the First Expansion Premises, and (ii) as of the Second Expansion Date, Tenant shall pay to Landlord the Base Rent for the entire Expansion Premises, all as set forth below in accordance with Section 4 of the Lease, which Base Rent shall be payable by Tenant (a) in twelve (12) equal monthly installments in advance on or before the First Expansion Date and on or before the first (1st) day of each succeeding calendar month during the Lease Term, and (b) shall be payable together with each monthly installment of Base Rent for the Existing Premises.

Time Period	SF	Per RSF Annual Base Rent	Base Rent (monthly installments)
9/15/2017 – 12/14/2017	80,000	$3.35	$22,333.33
12/15/2017 – 12/31/2018	175,482	$3.35	$48,988.73
1/1/2019 – 12/31/2019	175,482	$3.42	$49,968.50
1/1/2020 – 12/31/2020	175,482	$3.49	$50,967.87
1/1/2021 – 12/31/2021	175,482	$3.56	$51,987.23
1/1/2022 – 12/14/2022	175,482	$3.63	$53,026.97

From and after the First Expansion Date, all references to "Base Rent" in the Lease, other than Section 1(e), shall include the Base Rent for the Expansion Premises set forth above.

5. Operating Expenses.

a. Effective as of the First Expansion Date, Tenant's Operating Expense Percentage set forth in Section 1(j) of the Lease deleted as replaced with the following:

Time Period	Tenant's Operating Expense Percentage
First Expansion Date – 12/14/2017	74.44%
Second Expansion Date – 9/30/2021	100.00%
10/1/2021 – 12/14/2022	46.9%

b. Notwithstanding anything in the Lease to the contrary, for purposes of determining the effect of the cap on Controllable Operating Expenses as set forth in Section 6(b) of the Lease, the "first full calendar year" as referred to therein shall be deemed to be the first full calendar year

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following the First Expansion Date, i.e., the first full calendar year for purposes of Section 6(b) of the Lease shall be September 15, 2017 through September 30, 2018. 6. Condition of the Premises. Except as expressly provided for in Section 7 below, Tenant accepts the Existing Premises and Expansion Premises in their "as-is" and "where-is" condition, with any and all faults as of the Effective Date and Landlord shall not be required to perform any tenant finish or other work to the Demised Premises nor to provide Tenant any tenant finish allowance or other allowance or inducement with respect to the Demised Premises in connection with the execution of this First Amendment. 7. Landlord's Work. Landlord shall, at Landlord's sole cost and expense, complete the improvements to the Expansion Premises as shown on the plans and specifications attached hereto as Exhibit B and made a part hereof (the "Landlord's Work") in accordance with good workmanship and materials and all applicable building codes and regulations. Landlord shall also, at its sole cost and expense (and such expense shall not be included in Operating Expenses), perform maintenance and repairs to the HVAC systems, dock equipment (doors, levelers and dock locks), and facility lighting of the Expansion Premises (the "Repair Work") to insure that all are in good working order as of the First Expansion Date for the First Expansion Premises and the Second Expansion Date for the Second Expansion Premises. Tenant acknowledges and agrees that (i) Landlord shall not be liable to Tenant for any inconveniences Tenant may experience during the performance, construction or installation of the Landlord's Work and the Repair Work which are beyond Landlord's control or for any delays in Landlord's completion of the Landlord's Work and the Repair Work (regardless of the length of any such delays); (ii) Landlord shall not be obligated to perform the Landlord's Work and the Repair Work at any time other than during normal business hours on regular business days; (iii) Tenant shall ensure that neither Tenant, nor any of Tenant's agents, sublessees, employees, representatives, contractors, subcontractors, suppliers, customers and invitees, interfere with or impede the performance and completion of the Landlord's Work and the Repair Work (regardless of whether such Landlord's Work and Repair Work is performed by Landlord or any of Landlord's agents, employees, contractors, or subcontractors); (iv) Landlord shall have access to the Expansion Premises (and the Existing Premises with reasonable notice during normal business hours) for the purpose of performing the Landlord's Work and the Repair Work; and (v) Tenant shall reasonably cooperate with Landlord during the performance, construction and installation of the Landlord's Work and the Repair Work and Tenant shall be responsible, at no cost to Landlord, for the moving of any and all furniture, trade fixtures, equipment and/or personal property that is reasonably necessary for Landlord to complete (or cause the completion of) the Landlord's Work and the Repair Work. Notwithstanding the foregoing, Landlord and Tenant shall cooperate to schedule a mutually agreeable time for Landlord to perform the Landlord's Work and the Repair Work in order to minimize disruption to Lessee. Landlord hereby warrants and that the HY AC system serving the Expansion Premises shall be in good working condition for a period of three (3) months following the First Expansion Date. Landlord shall perform any and all maintenance, repairs and replacement of such HY AC system serving the Expansion Premises during such three (3) month period, at Landlord's sole cost and expense, and such expense shall not be included in Operating Expenses. Upon termination of the Primary Term of the Existing Premises, Landlord shall, at its sole cost and expense (and such expense shall not be included in Operating Expenses), remove and seal the doors included in the description of Landlord's Work, but shall not be required to perform any additional demising work to separately demise the Expansion Premises from the Existing Premises. 8. Early Access. Subject to the provisions below, from and after the Effective Date, Tenant shall have the right to enter the Expansion Premises in order to generally prepare the Expansion Premises for occupancy including the storage of product, but not to conduct normal business operations ("Early Access"). Other than in connection with Landlord's Work, the Repair Work or any emergency relating to the Expansion Premises, Landlord shall not grant access to the Expansion Premises to any party between 3 the Effective Date and the First Expansion Date and the Second Expansion Date, as applicable. Tenant's right to Early Access to the Expansion Premises is subject to, and conditioned upon, the following: a. Early Access is only permitted if, and to the extent, permitted by applicable Governmental Requirements. b. Tenant shall comply with all the terms and conditions of this Lease during any Early Access, other than the obligation to pay Base Rent and its share of Operating Expenses with respect to the Expansion Premises. Nothing herein shall relieve Tenant from its obligations under the Lease with respect to the Existing Premises. c. Tenant shall not unreasonably interfere with Landlord's completion of the Landlord's Work; d. Tenant will provide written notice to Landlord prior to any Early Access and Landlord shall have the right to have a representative present during such access so long as Landlord does not delay Tenant's Early Access to the Expansion Premises. e. Tenant shall not begin its normal business operations from the Expansion Premises until the First Expansion Date with respect to the First Expansion Premises or the Second Expansion Date with respect to the Second Expansion Premises, as the case may be. f. Notwithstanding anything to the contrary contained herein, Tenant does hereby expressly acknowledge and agree that the storage and installation of fixtures and Tenant's personal property (including equipment) in the Expansion Premises shall be at Tenant's sole risk, cost and expense, and that Landlord shall not be liable for and Tenant hereby releases Landlord from any and all liability for any damage thereto occasioned by any act of God or by any acts, omissions or negligence of any persons; provided, however, that Landlord shall be responsible for its gross negligence or willful misconduct and the gross negligence or willful misconduct of its employees, officers, directors, agents, contractors, and subcontractors, Tenant does hereby further agree to indemnify, defend (with counsel reasonably acceptable to Landlord), and hold harmless Landlord and its employees, officers, directors, agents and contractors from and against any and all claims, liabilities, losses, actions, causes of action, demands, costs and expenses (including, without limitation, attorneys' fees at the trial and appellate levels) of any and every nature arising out of or in any way relating to Tenant's Early Access; provided, however, that Tenant shall not indemnify Landlord for any matter arising from Landlord's gross negligence or willful misconduct or the gross negligence or willful misconduct of its employees, officers, directors, agents, contractors, and subcontractors. 9. Parking. Notwithstanding anything to the contrary set forth in Section 14 of the Lease, commencing as of the First Expansion Date, Tenant shall have the exclusive right to use all of the parking spaces located within the Project, provided however Landlord shall the right to use such parking spaces as reasonably required in order to exercise its rights or perform its obligations under the terms of the Lease. 10. Notices. Landlord's Notice Address, as defined in the Face Page of the Lease, is hereby deleted in its entirety and the following shall be inserted in lieu thereof: OPT Stateline Road Owner LP c/o Gmmercy Property Trust 550 Blair Mill Road, Suite 120 Horsham, PA 19044 Attn: Lease Administration With a required copy to: OPT Stateline Road Owner LP c/o Gramercy Property Trust 90 Park Avenue, 32"<l Floor 4

New York, NY 10016 Attn: General Counsel 11. Broker Indemnification. The parties hereto represent and warrant to one another that no broker or agent engaged or contacted by Landlord or Tenant either negotiated or was instrumental in negotiating or consummating this First Amendment except for Jones Lang LaSalle ("Tenant's Broker") and Cushman & Wakefield ("Landlord's Broker"), Landlord and Tenant each hereby agree to indemnify one another against any loss, expense (including reasonable attorneys' fees and costs), cost or liability incurred by a party as a result of a claim by any broker or finder claiming by or through such indemnifying party that such broker or finder was instrumental in negotiating this First Amendment and is due and owing a commission, fee or other payment as a direct result thereof. Tenant's Broker shall be paid by Tenant pursuant to and in accordance with a separate written agreement between Tenant and Tenant's Broker. Landlord's Broker shall be paid by Landlord pursuant to and in accordance with a separate written agreement between Landlord and Landlord's Broker. 12. Entire Agreement. This First Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof, and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in the Lease, as further modified by this First Amendment. 13, Full Force and Effect. Except as expressly amended hereby, all other terms and provisions of the Lease remain unchanged and continue to be in full force and effect. 14. Compliance with Warranties, No Default. The representations and warranties set forth in the Lease as amended hereby shall be true and correct with the same effect as if made on the date of this First Amendment, and no uncured default under the Lease has occurred or is continuing on the date of this First Amendment. 15. Conflicts. The terms of this First Amendment shall control over any conflict between the terms of the Lease and the terms of this First Amendment. 16. Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. 17, Counterparts. This First Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument. Facsimile copies or copies transmitted by electronic mail shall be treated as originals. [Remainder of Page Intentionally Left Blank] 5

1N WITNESS WHEREOF, Landlord and Tenant cause this First Amendment to be duly executed as of the date and year first above written. LANDLORD: GPT STATELINE ROAD OWNERLLC, a Delaware limited liability company By:_----- Name: Title: TENANT: PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation 6